Exhibit 24


                                POWER OF ATTORNEY



      This statement confirms that the undersigned, Thomas C. Wertheimer, has authorized and designated Richard N. Grubb and William M. Clancy, each acting individually, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Vishay Intertechnology, Inc. The authority of Richard N. Grubb and William M. Clancy under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his/her ownership of or transactions in securities of Vishay Intertechnology, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Richard N. Grubb nor William M. Clancy is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

       The undersigned further authorizes Richard N. Grubb, William M. Clancy and Kramer Levin Naftalis & Frankel LLP, outside counsel to Vishay Intertechnology, Inc., each acting individually, to make any and all applications for filing numbers required by the Securities and Exchange Commission in connection with EDGAR filings on their behalf.


Dated:  As of  5-1-04



                                          /s/ Thomas C. Wertheimer
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                                          Signature



                                          Thomas C. Wertheimer
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